EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Xenetic Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (1)(2)	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock
	Equity	Preferred Stock
	Debt	Debt Securities(4)
	Other	Warrants
	Other	Units(5)
	Unallocated (Universal) Shelf		Rule 457(o)				0.00015310	$0
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities	Unallocated (Universal) Shelf		Rule 415(a)(6)	(f)	(f)	$50,000,000(6)			S-3	333- 260201	10/22/2021	$4,635

	Total Offering Amounts							$0
	Total Fees Previously Paid							$–
	Total Fee Offsets							–
	Net Fee Due							$0

(1)	Pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3, the fee table does not specify by each class of securities to be registered information as to the amount to be registered, proposed maximum offering price per share, and proposed maximum aggregate offering price

(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of the securities of each identified class of securities is being registered for possible issuance from time to time at indeterminate prices. Includes an indeterminate amount of our securities as may be issued upon conversion of debt securities, shares of preferred stock or warrants registered under this registration statement. Securities registered hereunder may be sold separately, together or in units with other securities registered hereunder.

(3)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $50,000,000.

(4)	If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as may be sold for an aggregate initial offering price of up to the proposed maximum aggregate offering price.

(5)	Each unit will be issued under a unit agreement and will represent an interest in two or more equity securities, which may or may not be separable from one another.

(6)	Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes $50,000,000 aggregate principal offering price of unsold securities (the “Unsold Securities”) that were previously registered for sale under a Registration Statement initially filed on October 12, 2021 on Form S-3 (File No. 333-260201) and declared effective on October 22, 2022 (the “Prior Registration Statement”). The Prior Registration Statement registered securities for a proposed maximum aggregate offering price of $50,000,000, none of which have been sold. The Registrant previously paid at various times filing fees in the aggregate of $4,635.00 relating to the Unsold Securities. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fees previously paid with respect to the Unsold Securities will continue to be applied to such Unsold Securities. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement